QUOTAHOLDERS’ AGREEMENT

This Agreement is made and entered into this 22 day of June, 2005, by and between:

I- NEW MEDIA LOTTERY SERVICES INC., a company organized and existing in accordance with the laws of Delaware, with head offices at 370 Neff Avenue, Suite L, Harrisonburg, Virginia 22801, United States of America, herein represented by its attorney-in-fact, Mr. Richard Harrod Pedicini, United States citizen, married, businessman, bearer of Identity Card RNE Y264111-J and of the Individual Taxpayer’s Registration (“CPF/MF”) no. 230.797.248-01, resident and domiciled in the City of São Paulo, State of São Paulo, at Rua Salvador Correia n°. 218 (hereinafter “NMLS”); and

II - CYBERCYTE SISTEMAS E SERVIÇOS LTDA., a company organized and existing in accordance with the laws of the Brazil, registered with the General Taxpayers’ Registry under no. 03.913.309/0001-60, with head offices in the City of São Paulo, State of São Paulo, at Rua Barão do Triunfo no. 550, 9° andar, conj. 92, herein represented by its Director, Mr. José Ari Rodrigues Célia, Brazilian citizen, married, business administrator, bearer of Identity Card (“R.G.”) no. 12.444.756 and of CPF/MF no. 059.295.728-44, resident and domiciled in the City of São Paulo, State of São Paulo, at Rua Barão do Triunfo no. 550, 9°. andar, conj. 95 (hereinafter “CYBERCYTE”),

RECITALS

WHEREAS, the parties are the sole quotaholders of “New Media Serviços de Internet Ltda.”, a company organized and existing in accordance with the laws of the Federative Republic of Brazil, pending registration with the General Taxpayers’ Registry under no. 07.411.570/0001-13, with head offices in the City of Santana do Parnaíba, State of São Paulo, at Rua Pedro Procópio no. 88, conj. 217 (hereinafter “COMPANY”);

WHEREAS, NMLS possesses extensive experience in the establishment, operation and management of lotteries and has developed and operated a number of Internet lottery programs; and

WHEREAS, CYBERCYTE and its associated companies possess extensive expertise in the Brazilian lottery marketplace, operate a number of lottery/gaming websites, hold two state lottery licenses awarded by the Brazilian States of Pará and Santa Catarina and are actively involved in bingo hall ownership and operation,

THE PARTIES hereby decide to enter into this Quotaholders’ Agreement (“Agreement”) which shall be governed by the following clauses and conditions:

Section 1 - Definitions

1.1	Quotas - means all of the quotas of the COMPANY’s capital.

1.2	Quotaholders - means the parties to this Agreement, as qualified in the preamble of this Agreement.

Section 2 - COMPANY

2.1
The COMPANY has a capital of R$ 1.000,00 (one thousand reais), represented by 1.000 (one thousand) quotas (“Quotas”) with a nominal value of R$ 1,00 (one real) each. The COMPANY’s capital is divided among the Quotaholders as follows:

(i)	NMLS owns 50% (fifty percent) of the Quotas of the COMPANY’s capital; and

(ii)	CYBERCYTE owns 50% (fifty percent) of the Quotas of the COMPANY’s capital.

Section 3 - Binding Effect on Quotas

3.1
The provisions set forth in this Agreement shall be binding upon all of the COMPANY’s Quotas currently owned by the parties hereto and any and all Quotas of the COMPANY that such parties may hereinafter own.

3.2
This Agreement shall be complied with by the COMPANY, the Quotaholders, as well as the Quotaholders’ respective heirs and assigns. This Agreement shall be filed in the COMPANY’s head office and the rights and obligations set forth herein shall be binding on its signatories and third parties.

Section 4 - Purpose of the COMPANY

4.1
The purpose of the COMPANY is to launch Internet lottery programs in Brazil under the existing lottery licenses issued by the Brazilian State of Santa Catarina to CYBERCYTE and the Brazilian State of Pará to WJM Entretenimentos e Participações Ltda. (“WJM”). CYBERCYTE, in its capacity of holder of 50% (fifty percent) of WJM’s quotas, confirms that WJM agrees to the use of its license in accordance with the terms and conditions of this Agreement. Moreover, CYBERCYTE represents and warrants that WJM and CYBERCYTE will enter into agreements with the COMPANY regarding the use of such licenses. The Parties agree that the COMPANY will apply for state and federal Internet lottery licenses.

Section 5 - Management

5.1
The COMPANY shall be managed by 01 (one) Director to be appointed by the Quotaholders by mutual and common agreement. The Quotaholders agree that such a Director shall be Mr. José Ari Rodrigues Célia, qualified above.

Section 6 - Revenue

6.1	It is contemplated that COMPANY’s revenue will derive from the sale of lottery games via the Internet in accordance with the assumptions and projections to be set out by the Quotaholders.

6.2	The parties agree that only 80% (eighty percent) of the profits of the COMPANY will be distributed monthly to the Quotaholders during the first year of operation of the COMPANY.

6.3	The Quotaholders will jointly determine the best tax scenario in order to maximize the COMPANY’s after tax profits.

Section 7 - Term and Termination

7.1
This Agreement shall commence on the day and year first written above, shall have a term of 10 (ten) years from the date of its signature (the “Initial Term”). This Agreement shall be automatically renewed for an additional 10 (ten) year period unless either Party informs the other Party in writing at least 90 (ninety) days prior to the end of each term that it does not intend to renew this Agreement.

7.2
This Agreement may be terminated by either party upon the default in the performance by the other Party of its obligations arising under the terms of this Agreement. In such event, the Party desiring to terminate this Agreement will provide written notice to the other party of its intent to terminate and will set forth the reasons for termination. If the reasons for termination are not resolved to the satisfaction of the notifying Party within 90 (ninety) days of the date of such notice, this Agreement will terminate effective as of the end of such 90 (ninety) days period, provided that if the Party notified of the others intent to terminate does not concur that it has defaulted in its obligations under this Agreement or that it has failed to cure any actual default in its obligations under this Agreement or that it has failed to cure any actual default on its part, then the matter will be submitted to binding arbitration in accordance with the rules of the American Arbitration Association and the Agreement will not terminate, pending the resolution of the matter in arbitration. Upon termination of this Agreement, both parties shall be released of all obligations under this Agreement save and except for obligations incurred prior to termination.

7.3
The parties agree to jointly share in any costs associated with the termination of the COMPANY. The parties will prepare and evaluate the costs associated with the dissolution of business and will fund these costs on a timely basis. Upon the effective date of any termination of this Agreement for any reason whatsoever (a) the license to use the equipment, goods or other property provided for shall be terminated; (b) both Parties shall be entitled to repossess forthwith and shall deliver to both Parties forthwith, all equipment, goods and other property supplied by the Parties pursuant to this Agreement; (c) the license to use the NMLS Software shall be terminated; (d) the COMPANY shall immediately cease using the NMLS Software; and (e) the COMPANY shall immediately cease using the WJM and CYBERCYTE gaming licenses.

7.4	Upon termination of this Agreement, the parties will have the right to terminate without any liability any licenses that such parties may have granted to the COMPANY.

Section 8 - Obligations

8.1	Obligations of NMLS to COMPANY.

8.1.1	NMLS shall, among other obligations and without the COMPANY incurring any cost or expense:

(i)	design the lottery games, design the web interface API that allows COMPANY to operate these games from a website and assist in the integration of the COMPANY’s website and the lottery games;

(ii)	provide to the COMPANY free of charge limited rights to its Internet lottery/gaming systems;

(iii)	ensure that any third party licenses required to operate its Internet lottery/gaming systems are maintained operational and in good order and permit the COMPANY to use such licenses;

(iv)	provide to the COMPANY free of charge the management of its Internet lottery/gaming systems;

(v)	provide to the COMPANY a royalty-free license to use the NMLS software described in Schedule 1 to this Agreement;

(vi)	provide free of charge to the COMPANY lottery expertise and general operational management services; and

(vii)	provide free of charge to the COMPANY personnel of sufficient caliber and experience to deliver the obligations set out above.

8.1.2
NMLS shall also make available to the COMPANY by means of loans the funds necessary for the COMPANY to carry out its business. Such funds will be made available at the interest rate of 01% (one percent) per month calculated over the principal amount and a 01 (one) one time premium of 10% (ten percent) calculated over the principal amount of the loan will also be due. Such loans are to be accounted for half in dollars, half in reais. The exchange rate to be used is the average of the PTAX 800 buy and sell rates at the close of the previous day. Reais are to be adjusted for inflation according to the variation of the INPC between the date when the funds are made available and the date when the payments are made. Interest will be calculated over the amount of the principal and the 01 (one) time premium. CYBERCYTE must approve any such loans in writing (which approval shall not be unjustifiably withheld or delayed). Such approval shall be granted or not by means of a written notice sent to NMLS within 10 (ten) days counted as of the date that CYBERCYTE receives a written notice sent by NMLS. In the event that CYBERCYTE does not send a written notice to NMLS, the approval shall be deemed to have been granted. Any loans made without such approval being granted shall not be binding on the COMPANY. In no event shall CYBERCYTE have an obligation to pay to NMLS any amounts made available to the COMPANY in accordance with the provisions set forth in this Section’s text.

8.2	Obligations of CYBERCYTE to COMPANY.

8.2.1	CYBERCYTE shall, among other obligations and without the COMPANY incurring any cost or expense:

(i)	using NMLS templates, assist NMLS in the design of the lottery games and the website intended for Brazil and provide free of charge to the COMPANY all requisite local language translation services;

(ii)	provide to the COMPANY free of charge the right to use its registration and financial transaction systems;

(iii)
use best efforts to ensure that any third party licenses required to operate its registration and financial transaction systems are maintained operational and in good order and permit the COMPANY to use such licenses;

(iv)
use its best efforts to ensure that the lottery licenses issued by the Brazilian State of Pará to WJM and the Brazilian State of Santa Catarina to CYBERCYTE are maintained operational and in good order;

(v)	enter into the License Agreement attached hereto and made a part hereof as Schedule 3 and maintain such an agreement valid during the term of this Agreement;
(vi)
use best efforts to cause WJM to enter into an equivalent Portuguese version of the License Agreement attached hereto and made a part hereof as Schedule 2 and use best efforts to cause WJM to maintain such an agreement valid during the term of this Agreement;

(vii)	provide to the COMPANY free of charge the management of its registration and financial transaction systems;

(viii)	provide free of charge to the COMPANY advice and guidance on Brazilian business procedures, funds repatriation and taxation issues;

(ix)	provide free of charge to the COMPANY local lottery expertise;

(x)
provide access to its database of non-current Internet users for the purpose of marketing the lottery games and the website intended for Brazil. For such purpose, non-current Internet users are defined as users which have not visited the websites of CYBERCYTE and its associated companies during 2 (two) months. The terms and conditions of such an access are set forth in Schedule 4 to this Agreement; and

(xi)	provide free of charge to the COMPANY personnel of sufficient caliber and experience to deliver the obligations set out above.

8.2.2
CYBERCYTE shall also make available to the COMPANY by means of loans the funds necessary for the COMPANY to carry out its business. Such funds will be made available at the interest rate of 01% (one percent) per month calculated over the principal amount and a 01 (one) one time premium of 10% (ten percent) calculated over the principal amount of the loan will also be due. Such loans are to be accounted for half in dollars, half in reais. The exchange rate to be used is the average of the PTAX 800 buy and sell rates at the close of the previous day. Reais are to be adjusted for inflation according to the variation of the INPCbetween the date when the funds are made available and the date when the payment is made. Interest will be calculated over the amount of the principal and the 01 (one) time premium. NMLS must approve any such loans in writing (which approval shall not be unjustifiably withheld or delayed). Such approval shall be granted or not by means of a written notice sent to CYBERCYTE within 10 (ten) days counted as of the date that NMLS receives a written notice sent by CYBERCYTE. In the event that NMLS does not send a written notice to CYBERCYTE, the approval shall be deemed to have been granted. Any loans made without such approval being granted shall not be binding on the COMPANY. In no event shall NMLS have an obligation to pay to CYBERCYTE any amounts made available to the COMPANY in accordance with the provisions set forth in this Section’s text.

Section 9 - Representations and Warranties

9.1	Each of the parties represents and warrants that:

(i)	it has full power and authority to enter into, exercise its rights and perform and comply with this Agreement and with all other related documents to which it is a party; and

(ii)
all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of necessary consents, approvals, authorizations, exemptions, filings, licenses, orders, permissions, recordings or registrations) have been taken, fulfilled and done:

(a)	to enable it to lawfully enter into, exercise its rights and perform and comply with this Agreement and with all other related documents to which it is a party; and

(b)	to ensure that its obligations under such documents are valid, legally binding and enforceable; and

(iii)	it will use best efforts to permit the COMPANY to carry out its business as set forth in the COMPANY’s Corporate Charter and in this Agreement.

9.2
NMLS and CYBERCYTE each acknowledge and agree that all data relating to a customer of the COMPANY’s Internet lotteries, including names, addresses and any other personal information (“Lottery Customer Data”) is the property of the COMPANY.

9.3	NMLS and CYBERCYTE each represent and warrant that:

(i)	it has the right and corporate authority to enter into this Agreement and has all the necessary rights to perform its obligations under this Agreement;

(ii)	it has sufficient rights to the technology and the systems covered by this Agreement and the right to transfer such rights for transactions as contemplated under this Agreement;

(iii)	it will use and process Lottery Customer Data only in accordance with this Agreement; and

(iv)	its entry into this Agreement does not breach any other agreement to which it is a party.

9.4	CYBERCYTE represents and warrants that:

(i)
State lottery licenses have been awarded to CYBERCYTE by the Brazilian State of Santa Catarina and to WJM by the Brazilian State of Pará and that such companies are the registered owners of and operators of the Internet games made available by means of such licenses;

(ii)	CYBERCYTE and WJM are in good standing before the Brazilian States of Santa Catarina and Pará and the licenses granted to CYBERCYTE and WJM are valid in all of the Federative Republic of Brazil;

(iii)	it legally and validly manages and maintains one bingo hall in Rio de Janeiro through its associated company, Hunter Representação e Locação de Equipamentos Ltda.; and

(iv)
WJM legally and validly manages and maintains the following lottery/gaming websites within Brazil: www.lotogames.com.br, www.lotobanana.com.br, www.lotobacaninha.com.br, www.lotodiitroya.com.br, www.z10.com.br, www.biglotobrasil.com.br and www.caraoucoroa.com.br.

9.5	The execution and delivery of, and the performance by it of its obligations under this Agreement and related documents, do not and will not result in a breach of:

(i)	any provision of its Corporate Charter, memorandum or articles of association, where applicable; or

(ii)	any law, contract, agreement, license, permit, order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound.

9.6	This Section 9 shall survive the expiry or earlier termination of this Agreement.

Section 10 - Non-Competition

10.1
Except if otherwise provided for in this Agreement, NMLS undertakes to the COMPANY that, for as long as it holds any Quotas and for a period of 01 (one) year after the sale, transfer or assignment of such Quotas to any person or entity whatsoever (the “Period”), it will not, and it will ensure that none of its affiliates, subsidiaries or controlling companies shall:

(i)
either on its own account or in conjunction with or on behalf of any person, carry on or be engaged, concerned or interested in the Federative Republic of Brazil (“Territory”), directly or indirectly whether as a quotaholder, director, employee, partner, agent or otherwise in carrying on any business similar to, or competing with, the Services rendered and/or the business carried out by the COMPANY then or within such prior year;

(ii)
either on its own account or in conjunction with or on behalf of any other person, solicit or entice away or attempt to solicit or entice away from the COMPANY any person who is or has at any time within 01 (one) year prior to the expiry of the Period been a customer, client, identified prospective customer or client, agent or correspondent of the COMPANY or in the habit of dealing with the COMPANY;

(iii)
either on its own account or in conjunction with or on behalf of any other person, employ, solicit or entice away or attempt to employ, solicit or entice away from the COMPANY any person who is or shall have been at the date of, or within 01 (one) year prior to, the expiry of the Period an officer, manager, or employee of the COMPANY whether or not such person would commit a breach of contract by reason of leaving such employment;

(iv)
do or say anything which is detrimental to the reputation of the COMPANY or which may lead any person to cease to deal with the COMPANY on substantially equivalent terms to those previously offered or at all; or

(v)
at any time hereafter in relation to any trade, business or company use a name (including any word or symbol) in a way to be capable of or likely to be confused with the name of the COMPANY or of the other parties and shall use all reasonable endeavors to procure that no such name shall be used by any person or entity to which it is connected. CYBERCYTE agrees that the use of the name “New Media Lottery Services” or of any similar name that NMLS already uses shall not violate the provisions set forth in this Section’s text.

10.2
Except if otherwise provided for in this Agreement, CYBERCYTE undertakes to the COMPANY that, for as long as it holds any Quotas and for a period of 01 (one) year after the sale, transfer or assignment of such Quotas to any person or entity whatsoever (the “Period”), it will not, and it will ensure that none of its affiliates, subsidiaries or controlling companies shall:

(i)
either on its own account or in conjunction with or on behalf of any other person, employ, solicit or entice away or attempt to employ, solicit or entice away from the COMPANY any person who is or shall have been at the date of, or within 01 (one) year prior to, the expiry of the Period an officer, manager, or employee of the COMPANY whether or not such person would commit a breach of contract by reason of leaving such employment;

(ii)
do or say anything which is detrimental to the reputation of the COMPANY or which may lead any person to cease to deal with the COMPANY on substantially equivalent terms to those previously offered or at all; or

(iii)
at any time hereafter in relation to any trade, business or company use a name including any word or symbol in a way to be capable of or likely to be confused with the name of the COMPANY or of the other parties and shall use all reasonable endeavors to procure that no such name shall be used by any person or entity to which it is connected.

10.3
NMLS is aware that CYBERCYTE is the owner or has an interest in businesses that are similar to or compete with the COMPANY in the Territory, as set out in the Recitals. Therefore, CYBERCYTE is authorized to continue to compete with the Services rendered and/or the business carried out by the COMPANY. CYBERCYTE may do so either on its own account or in conjunction with or on behalf of any other person. CYBERCYTE may carry on such competition directly or indirectly, as a quotaholder, director, employee, partner, agent or otherwise. CYBERCYTE may continue its current similar or competing activities, and may begin new similar or competing activities. CYBERCYTE intends to do this, NMLS knows CYBERCYTE intends to do this, and NMLS does not object.

10.4
Notwithstanding the provisions set forth in Section 10.3 of this Agreement, CYBERCYTE agrees to grant to the COMPANY a right of first refusal to participate in any new business opportunity that CYBERCYTE has available and that is specifically related to Internet lottery and/or Internet gaming. For such purposes, CYBERCYTE shall send the COMPANY a written notice informing the latter about any such new business opportunity and the terms and conditions applicable to such any such new business opportunity. The COMPANY shall inform CYBERCYTE within 05 (five) days counted as of the date that the COMPANY receives any such notice, whether or not the COMPANY intends to participate in any such new business opportunity. In the event that the COMPANY intends to participate in any such new business opportunity, CYBERCYTE and the COMPANY shall execute the documents necessary to reflect such participation. However, in the event that the COMPANY does not respond or is not interested to participate in any such new business opportunity, CYBERCYTE may freely carry out any such new business opportunity without the COMPANY on terms and conditions that are similar to the terms and conditions that CYBERCYTE offered to the COMPANY.

10.5
While the restrictions contained in this Section are considered by the parties to be reasonable in all circumstances, it is recognized that restrictions of the nature in question may fail for legal reasons and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interest of the parties but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

Section 11 - Confidentiality

11.1
NMLS and CYBERCYTE will keep the existence and contents of this Agreement, all discussions and documents relating to its subject matter (either before or after the signing of this Agreement) and all confidential business, financial, technical or other information of the other party and of COMPANY in confidence and shall only disclose such information to its directors, employees and professional advisors who “need to know” for the purposes of this Agreement. This obligation of confidentiality does not apply if information:

(i)	has come into the public domain other than by breach of this Agreement or any other duty of confidence;

(ii)	is obtained from a third party having a lawful right to disclose such information;

(iii)	at the time of disclosure was already known by the party to whom such information was disclosed without breach of this Agreement or any other duty of confidence; or

(iv)
is required to be disclosed by law, stock exchange regulations, judicial decree or other regulatory authorities (including, but not limited to, if such disclosure is required to satisfy disclosure and reporting obligations under applicable laws and regulations).

11.2
NMLS and CYBERCYTE shall ensure that each of such companies’ directors, employees and professional advisors to whom confidential information is disclosed is made aware of and complies with the provisions of this Section 11 and the disclosing party shall have primary responsibility for the actions of such persons.

11.3	This Section 11 shall survive the expiry or earlier termination of this Agreement for a further period of 2 (two) years.

11.4	For the purposes of this Section 11, the confidential business and information includes, without limitation:

(i)
information concerning the affairs or property of the COMPANY or of the other parties or any business property or transaction in which the COMPANY or the other parties may be or may have been concerned or interested, including any intellectual property right;

(ii)	the Lottery Customer Data, the names and addresses of any client of the COMPANY or of the other parties;

(iii)	information on the terms of this Agreement; and/or

(iv)	information relating to the business methods of the COMPANY or of the other parties.

Section 12 - Waiver

12.1
Any express or implied waiver by one party of any failure by another party to perform its obligations under this Agreement will not prevent the subsequent enforcement of those obligations. Similarly, any waiver will not be taken to be a waiver of any subsequent failure to perform that or any other obligation.

Section 13 - Assignment

13.1	Neither party may assign or transfer any right or obligation under this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

Section 14 - Entire Agreement

14.1
This Agreement contains the entire Agreement between the parties relating to its subject matter, and supersedes all prior representations (other than fraudulent misrepresentations) and agreements relating to its subject matter. All implied terms, conditions and warranties (whether implied by statute, common law, a course of dealings, or otherwise) are excluded to the maximum extent permitted by law.

Section 15 - Variation

15.1	Amendments to this Agreement shall not be effective unless in writing and signed by authorized signatories on behalf of all the parties.

Section 16 - Severability

16.1
If any provision of this Agreement is held invalid, illegal or unenforceable for any reason by any court of competent jurisdiction, such provision shall be severed and the remainder of its provisions will continue in full force and effect.

Section 17 - Notices

17.1
Any and all notices, summons or other communications between the parties under this Agreement will be given in writing and will be deemed to have been received on the 1st (first) business day following the day in which it was sent, if delivered by telefax, and on the 5th (fifth) business day following the day in which it was sent, if delivered by registered mail. Any and all notices or other communications between the parties shall be sent to the addresses of the parties indicated below and/or to any other addresses that the parties may indicate from time to time:

If to NMLS:
New Media Lottery Services, Inc.
370 Neff Avenue - Suite L
Harrisonburg, VA 22801
USA

At.:	Mr. Randolph H. Brownell III
Tel.:	(540) 437-1688
Fax:	(540) 574-0491

Copy to:	John Carson
10 Meadow Lane
Pennington, NJ 08534
Fax: (609) 737-7301

If to CYBERCYTE:
Cybercyte Sistemas e Serviços Ltda.
Rua Barão do Triunfo, 550, conj. 92
São Paulo - SP - Brazil
CEP 04602-002

At.:	José Ari Rodrigues Célia
Tel.:	(55-11) 5092-5883
Fax:	(55-11) 5533-6526

If to the COMPANY:
New Media Serviços de Internet Ltda.
Rua Pedro Procópio no. 88 - conj. 217
Santana do Parnaíba - SP
CEP 06501-130

At.:	José Ari Rodrigues Célia
Tel.:	(55-11) 5092-5883
Fax:	(55-11) 5533-6526

17.2
The Parties shall each respectively use their best efforts to do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as a Party may from time to time require for the purpose of carrying the provisions of this Agreement into full effect, and giving the full benefit of the provisions of this Agreement to the Parties.

Section 18 - Indemnity

18.1
Each Party hereto shall indemnify and hold harmless the other Party from any claims, actions, damages, proceedings, demands, liabilities, costs and expenses (including, but not limited to, reasonable legal expenses and other professional advisers’ fees) arising out of, any gross negligence, misconduct, or illegal act on its part in the course of performing this Agreement and without prejudice to any other rights or remedies available to the Party, and notwithstanding any other provision in this Agreement, irrevocably and unconditionally agrees to indemnify the other Party in full and on demand and keep the other Party so indemnified from and against all claims, actions, damages, proceedings, demands, losses, liabilities, costs and expenses (including without limitation reasonable legal expenses and other professional advisers’ fees) which are made or brought against or suffered or incurred by that party, directly or indirectly and whether or not foreseeable at the date of this Agreement, arising wholly or in part as a result of or in relation to a breach by the Party of any of their respective obligations, representations and warranties as set out in Sections 8 and 9 above.

Section 19 - General Provisions

19.1
The Quotaholders hereby agree that if and to the extent that the COMPANY’s Corporate Charter and/or the Instrument conflict with the provisions set forth in this Agreement, this Agreement shall prevail.

19.2
Any and all rights and remedies available in connection with this Agreement are cumulative and do not exclude any other rights and remedies in any manner available at law. The failure of either Quotaholder at any time to require full performance of any provision hereof will in no manner affect the right of such Quotaholder at a later time to enforce the same.

19.3	The descriptive headings of the articles and headings of this Agreement are for convenience only and do not constitute a part of this Agreement.

19.4
Except as otherwise expressly set forth in this Agreement, neither Quotaholder shall have the authority, express or implied, to bind or commit the other Quotaholder to any obligations of whatever kind or nature, and neither shall take any actions to the contrary or any actions which would create an impression to the contrary.

19.5
This Agreement is binding on the Quotaholders and each of the Quotaholders’ respective successors and/or assigns, which shall comply at all times with the terms and conditions set forth in this Agreement.

19.6
The provisions set forth in this Agreement are irrevocable, allowing for specific performance pursuant to the provisions set forth in Article 118 of the Law no. 6.404 of December 15, 1976 and Articles 461, 639 and the following Articles of the Brazilian Civil Procedure Code (“CPC”), it being understood that the payment of damages is not adequate compensation for the Quotaholders’ rights hereunder. In this regard, this Agreement, duly executed by 02 (two) witnesses, is valid as an extra-judicial executory instrument in accordance with the provisions set forth in Article 585, II of the CPC. Except as otherwise specifically set forth in Sections 7 and 19.7 of this Agreement, the Quotaholders hereby waive the right to claim, judicially or not, the termination or forfeiture of the terms of this Agreement for any reason.

19.7
The Quotaholders shall be excused from performance of such Parties’ respective obligations under this Agreement and shall not be held liable for any losses, damages or delays, including consequential damages, resulting from any cause beyond such Parties’ reasonable control, including earthquake, fire, flood, explosion, war, embargo and/or governmental regulations. If any such cause continues for a period of more than 180 (one hundred and eighty) days, the Quotaholders shall have the right to terminate this Agreement upon a 30 (thirty) days prior written notice to the other Quotaholder, without entitling the other Quotaholder to any indemnification right.

19.8
CYBERCYTE hereby represents and warrants that such a company is aware of the Agreement between NMLS and Mr. Andrew Della Casa pursuant to which NMLS agreed to assign and transfer to Mr. Della Casa 10% (ten percent) of the COMPANY quotas that NMLS owns. Therefore, CYBERCYTE waives the right of first refusal that such a company has to purchase such quotas and agrees that such quotas may be transferred to Mr. Della Casa provided he agrees to execute this Agreement by means of an amendment to this Agreement. Moreover, such a waiver is limited to 10% (ten percent) of the COMPANY quotas that NMLS owns. Also, CYBERCYTE agrees that, in the event that Mr. Della Casa decides to sell such quotas, NMLS will have a right of first refusal to purchase such quotas prior to CYBERCYTE exercising any rights to purchase such quotas.

Section 20 - Governing Law and Submission to Jurisdiction

20.1	This Agreement and any other agreements and documents to be executed, issued or delivered pursuant hereto shall be governed by, and construed in accordance with, the laws of Brazil.

20.2
The parties hereby irrevocably agree that any and all disputes, actions, claims and proceedings which may arise out of, or in connection with, this Agreement shall be resolved exclusively by binding arbitration to be carried out in accordance with the rules of the American Arbitration Association. The arbitration shall be carried out in the English language and shall be held in New York.

And, having thus agreed and contracted, the parties execute this Agreement in 3 (three) counterparts of equal text in the presence of 02 (two) undersigned witnesses.

São Paulo, June 22, 2005.

NEW MEDIA LOTTERY SERVICES, INC.	CYBERCYTE SISTEMAS E SERVIÇOS LTDA.

Richard Harrod Pedicini	José Ari Rodrigues Célia
Attorney-in-fact	Director

Acknowledged and agreed to:

New Media Serviços de Internet Ltda.

José Ari Rodrigues Célia
Director

Witnesses:

1.	2.
Claudia Gari	A. Peter Nolte
I.D. No.: 3.128.517 SSP-SP	I.D. No.: 6.623.162 SSP-SP

Schedule 1

NMLS Software

- For the purposes of this Agreement, NMLS software shall include the following:

(i)	Purpose: the NMLS software outlines software developed by and integrated from third parties into the “NMLS Lottery Engine” that NMLS is supplying to the COMPANY;

(ii)	Definitions:

a.	“NMLS Lottery Engine” is the software written to facilitate the participation of users in NMLS lottery games;

b.
“Actions” are request options made available by the NMLS Lottery Engine and that are called by the COMPANY’s software or components of the NMLS software other than core components of the NMLS Lottery Engine;

c.	“Servers” are defined as groups of actions available within the NMLS Lottery Engine; and

d.	“Websites” are all sites developed by NMLS for use by the COMPANY and which require the NMLS Lottery Engine (the COMPANY should own URL and graphics on the main pages of the website).

(iii)	Description of servers: The following is the current list of all the Servers components available through the NMLS Lottery Engine:

a.	Authentication: This server facilitates the authorization and clearing of all requests to the NMLS Lottery Engine from any request made by a client of the COMPANY;

b.	Session: This server manages the user login and authorization processes and maintains the status of user credentials;

c.	Registration: This server contains all the user supplied information and client specific required information to facilitate all other actions;

d.	Promotions: This server contains all actions related to site and services promotions;

e.	E-Commerce: This server is utilized to handle all financial transactions that occur outside of game play;

f.	Play: This server handles all game activity and play. This includes prize awards and NMLS Lottery Engine transactions; and

g.	Manager: This server contains all the actions required to maintain, review, and update player records and participation.

Schedule 2

WJM License Agreement

“[date]

New Media Serviços de Internet Ltda.
Rua Pedro Procópio no. 88 - conj. 217
Santana do Parnaíba - SP
CEP 06501-130
HAND DELIVERY

Re.:	State of Pará Internet Lottery License granted on April 01, 2004 (“License”)

Dear Sirs:

The purpose of this letter is to confirm that WJM Entretenimentos e Participações Ltda. (“WJM”) hereby irrevocably grants New Media Serviços de Internet Ltda. (“New Media”) a license to use the License pursuant to the following terms and conditions:

a.	New Media shall have the right to use the License until December 31, 2006;

b.
New Media shall have the automatic right to renew the authorization to use the License in accordance with the terms and conditions set forth in this letter for additional periods of 02 (two) years by sending a written notice to WJM at least 60 (sixty) days prior to the date set forth in item “a” of this letter;

c.
New Media shall pay to the State of Pará Lottery (“Loteria do Estado do Pará”) on a monthly basis and on the 2nd (second) business day of each month an amount equal to 10% (ten percent) of the “Net Revenues”. For the purposes of this letter, “Net Revenues” shall mean all of the deposits made during each month by the users of New Media’s site in connection with products or services that use the License until the date set forth in item “a” of this letter less any withdrawals made by such users during any such month and any and all taxes, fees and/or contributions due in connection with prizes paid to such users during any such month; and

d.	no amounts shall be due to WJM in connection with the authorization to use the License.

Please note that WJM undertakes to use its best efforts to maintain the License valid. However, WJM shall have no liability in the event that the License is revoked or cancelled.

Provided New Media agrees with the provisions set forth in this letter, please request that a New Media legal representative execute and return 01 (one) of the 02 (two) copies to WJM. Once this letter is executed by New Media’s legal representative, this letter shall be binding on the parties.

WJM Entretenimentos e Participações Ltda.

________________________
Iziquiel Maia Silva
Director

Acknowledged and Agreed to:

New Media Serviços de Internet Ltda.

________________________
José Ari Rodrigues Célia
Director”

Schedule 3

CYBERCYTE License Agreement

“[date]

New Media Serviços de Internet Ltda.
Rua Pedro Procópio no. 88 - conj. 217
Santana do Parnaíba - SP
CEP 06501-130
HAND DELIVERY

Re.:	State of Santa Catarina Internet Lottery License granted on December 09, 2004 (“License”)

Dear Sirs:

The purpose of this letter is to confirm that Cybercyte Sistemas e Serviços Ltda. (“Cybercyte”) hereby irrevocably grants New Media Serviços de Internet Ltda. (“New Media”) a license to use the License pursuant to the following terms and conditions:

a.	New Media shall have the right to use the License until December 09, 2005;

b.
New Media shall have the right to renew the authorization to use the License in accordance with the terms and conditions set forth in this letter for additional periods of 01 (one) year by sending a written notice to WJM at least 60 (sixty) days prior to the date set forth in item “a” of this letter;

c.
New Media shall pay to the State of Santa Catarina Lottery (“Loteria do Estado de Santa Catarina”) on a monthly basis and until the 2nd (second) business day of each month an amount equal to 10% (ten percent) of the “Net Revenues” and/or any other amounts required by the Loteria do Estado de Santa Catarina. For the purposes of this letter, “Net Revenues” shall mean all of the deposits made during each month by the users of New Media’s site in connection with products or services that use the License until the date set forth in item “a” of this letter less any withdrawals made by such users during any such month and any and all taxes, fees and/or contributions due in connection with prizes paid to such users during any such month; and

d.	no amounts shall be due to CYBERCYTE in connection with the authorization to use the License.

Please note that CYBERCYTE undertakes to use its best efforts to maintain the License valid. However, CYBERCYTE shall have no liability in the event that the License is revoked or cancelled.

Provided New Media agrees with the provisions set forth in this letter, please request that a New Media legal representative execute and return 01 (one) of the 02 (two) copies to CYBERCYTE. Once this letter is executed by New Media’s legal representative, this letter shall be binding on the parties.

With best regards,

Cybercyte Sistemas e Serviços Ltda.

________________________
José Ari Rodrigues Célia
Director

Acknowledged and Agreed to:

New Media Serviços de Internet Ltda.

________________________
José Ari Rodrigues Célia
Director”

Schedule 4

Access to Database

CYBERCYTE has a database of inactive lottery customers (the “Inactive Database”), who have played its online games over the past several years. This database is an important asset. CYBERCYTE agrees to the use of the Inactive Database for the COMPANY’s marketing efforts, in the following manner:

a.
CYBERCYTE will send email or postal communications to the Inactive Database, with the content and at the frequency requested by the COMPANY. Costs will be paid by the COMPANY. Email will conform to local laws regulating spam;

b.	CYBERCYTE will provide non-identifying, summarized demographic data about the Inactive Database, as requested by the COMPANY; and

c.
When marketing efforts require that some information about customers (i.e., a promotion in which customers are offered a free opening balance on a new site) be made available, such information will be transmitted in as non-identifying a manner as possible. In the example given, customers could be given a credit and a code to claim it and CYBERCYTE could pass the list of codes to the COMPANY without the customer names.

Nothing in this Agreement will require CYBERCYTE to transfer the entire Inactive Database or any part of the Inactive Database to the COMPANY. Moreover, the COMPANY is not required to supply the names or other identifying information of inactive customers to the COMPANY.